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June 24, 2010

Virtus Equity Trust

Virtus Insight Trust

c/o VP Distributors, Inc.

101 Munson Street

Greenfield, Massachusetts 01301

Re:	Reorganization of Virtus Disciplined Small-Cap Value Fund into Virtus Quality Small-Cap Fund

Ladies and Gentlemen:

We are acting as special tax counsel to Virtus Equity Trust (the “Acquiring Trust”), a Delaware statutory trust, and Virtus Insight Trust (the “Transferor Trust”), a Massachusetts business trust, in connection with the reorganization (the “Reorganization”) contemplated by the Agreement and Plan of Reorganization (the “Agreement”) made as of February 25, 2010, by the Acquiring Trust on behalf of Virtus Quality Small-Cap Fund (the “Acquiring Fund”), a separate series of the Acquiring Trust, and the Transferor Trust on behalf of Virtus Disciplined Small-Cap Value Fund (the “Acquired Fund”), a separate series of the Transferor Trust, and attached as Exhibit A to the registration statement filed March 25, 2010, with the Securities and Exchange Commission (the “SEC”) on Form N-14 (Registration No. 333-165702) (as amended through the date hereof, the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Reorganization will consist of the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for voting shares of the Acquiring Fund (collectively, the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, as provided in the Agreement.

In connection with rendering our opinion, we have examined (i) the Agreement; (ii) the Registration Statement; (iii) the representation letters of (a) the Acquiring Trust and the Transferor Trust dated June 23, 2010, (b) Virtus Investment Advisers, Inc. dated June 23, 2010, (c) Harris Investment Management, Inc. dated June 22, 2010, and (d) Kayne Anderson Rudnick Investment Management, LLC dated June 22, 2010 (collectively, the “Representation Letters”); and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

In addition, we have assumed with your consent that (i) the Reorganization will be consummated in accordance with the provisions of the Agreement and in the manner contemplated in the

U.S. practice conducted through McDermott Will & Emery LLP.

600 Thirteenth Street, N.W. Washington D.C. 20005-3096 Telephone: 1 202 756 8000 Facsimile: 1 202 756 8087 www.mwe.com

Virtus Equity Trust

Virtus Insight Trust

June 24, 2010

Registration Statement, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the statements and representations concerning the Reorganization set forth in the Registration Statement, the Representation Letters, the Agreement, and the other documents referred to herein are, and, as of the effective time of the Reorganization, will be, true, accurate, and complete in all material respects; (iii) any representation or other statement in the Registration Statement, any Representation Letter, the Agreement, or any other document referred to herein made “to the best knowledge and belief” or similarly qualified is, and, as of the effective time of the Reorganization, will be, in each case, correct without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or other statement contained in the Registration Statement, any Representation Letter, the Agreement, or any other document referred to herein; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes, the Reorganization should qualify as a tax-free reorganization described in section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquired Fund and the Acquiring Fund each should be “a party to a reorganization” within the meaning of section 368(b) of the Code.

This opinion expresses our views only as to the U.S. federal income tax consequences of the Reorganization set forth above, and no opinion is expressed as to the tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matter addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

Virtus Equity Trust

Virtus Insight Trust

June 24, 2010

This opinion has been rendered to you solely for purposes of satisfying the requirement set forth in Section 9.5 of the Agreement. This opinion letter (and the opinions expressed herein) may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that in accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Act, we hereby consent to the use of our name under the heading “Information About the Reorganization — Federal Income Tax Consequences” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

MCDERMOTT WILL & EMERY LLP